Contact:	Clement B. Knapp, Jr. President (219) 836-5870	FOR IMMEDIATE RELEASE

October 24, 2007

AMB FINANCIAL ANNOUNCES QUARTER RESULTS AND PAYMENT OF CASH DIVIDEND

Munster, Indiana - AMB Financial Corp. (OTCBB: AMFC) (the “Company”) the parent holding company for American Savings, FSB (the “Bank”) announced today that net income for the third quarter ended September 30, 2007 totaled $4,000, or $.00 per diluted share, compared to $181,000, or $.18 per diluted share reported for the quarter ended September 30, 2006. The decline in income is attributable to a decrease in net interest income, a decline in non-interest income and an increase in non-interest expense, partially offset by a reduction in both the loan loss and income tax provisions. Return on average equity and return on average assets were 0.10% and 0.01%, respectively, in the current quarter compared to 4.99% and 0.41% in last year’s comparable period.

AMB Financial Corp. also announced that it would pay a regular cash dividend of $.09 per share for the quarter ended September 30, 2007. The dividend will be payable on November 21, 2007 to the shareholders of record on November 7, 2007.

Results for the Quarter Ended September 30, 2007 Compared to the Quarter Ended September 30, 2006

Comparing the current quarter to the third quarter of 2006, the net interest margin declined by 39 basis points to 2.39% from 2.78%. Net interest income totaled $923,000 in the current quarter compared to $1.1 million for last year’s third quarter. The decrease in both net interest margin and net interest income between the periods continues to reflect the impact of higher funding costs, a flat yield curve environment during the period and the competitive pricing pressures for loans and deposits in the Company’s markets. The average cost of the Company’s deposits increased to 3.65% for the third quarter of 2007 from 3.31% for the third quarter of 2006. The average cost of the Company’s borrowings decreased to 5.57% for the third quarter of 2007 from 5.80% for the third quarter of 2006.

Higher interest rates, however, did not result in increased asset yields. Asset yields decreased to 6.50% in the current quarter compared to 6.62% in the prior year’s quarter. The yield on loans receivable decreased by 12 basis points to 6.62% for the third quarter of 2007 compared to 6.74% for the same period a year ago. Asset yields declined due to loan principal prepayments on higher yielding loans being partially replaced with principal disbursements on loans having relatively lower yields.

Average interest-earning assets declined to $154.4 million in the current quarter compared to $156.7 million for last year’s quarter. In addition, the Company maintained higher levels of short-term liquidity during the current three month period, as mortgage volumes remain weak. The average balance of loans receivable declined by $3.3 million between the periods while the average balance of short-term liquid assets increased by $1.7 million during this same time frame. The average balance of interest-bearing liabilities declined by $750,000 between the periods with a decline in the average balance of deposit accounts of $1.3 million partially offset by an increase in the average balance of borrowed money of $596,000.

Non-interest income decreased to $312,000 in the current quarter, compared to $367,000 reported in last year’s third quarter. The decrease in non-interest income was primarily attributable to lower loan service fee income of $50,000 primarily relating to mortgage release fees, a $26,000 reduction in trading securities income and an $18,000 loss increase related to an investment in a low-income housing joint venture. Partially offsetting these decreases was an increase of $11,000 from the NOW account overdraft protection program, due to higher volumes of overdraft activity, and a $15,000 increase in gains on the sale of mortgage loans as the Company began selling a portion of newly originated long-term fixed rate loans to the Federal Home Loan Bank of Indianapolis in an effort to reduce interest rate risk exposure.

Non-interest expense increased by $35,000 between the periods and totaled $1.2 million. Data processing costs increased by $9,000, primarily dealing with internet banking activity. Professional fees increased by $61,000 due in part to legal fee increases of $23,000 primarily related to lending activities, and increased fees of $33,000 relating to consulting matters. Other operating expenses increased by $34,000 due primarily to a $30,000 loss incurred on a fraudulent check. Offsetting these increases was an $11,000 reduction in compensation expense due in part to a reduction in benefit expenses, a $51,000 reduction in advertising expenses as the Company did not undertake as many promotions during the current quarter as opposed to the year ago period, and a $7,000 reduction in occupancy and equipment expenses primarily related to reduced repair and maintenance charges.

The Company recorded a provision for loan losses of $31,000 during the quarter as compared to $59,000 during the prior year’s quarter. The higher provision during the prior year’s quarter was primarily the result of the Company authorizing $33,000 of additional provision against a non-residential loan account, which was subsequently charged-off. During the current quarter, the Bank recorded $92,000 of net consumer loan charge-offs and $20,000 in mortgage loan charge-offs. The Bank’s general allowance for loan losses was $882,800 at September 30, 2007, which was equal to 32.3% of non-performing loans and .60% of net loans receivable.

The Company recorded an income tax benefit of $8,000 for the quarter ended September 30, 2007 compared to a tax expense of $41,000 in the year ago quarter. The current quarter’s tax benefit was generated by favorable permanent tax adjustments. The prior year’s tax expense was positively impacted by the recognition of approximately $35,000 in low-income housing tax credits. No low-income housing tax credit was recorded in the current quarter due to no book taxable income to offset, however, if in future quarters, sufficient book taxable income is evident, the tax credits will be utilized which will have the effect of lowering the effective tax rate.

Results for the Nine Months Ended September 30, 2007 compared to the Nine Months Ended September 30, 2006

Diluted earnings per share decreased to $.07 for the nine months ended September 30, 2007 compared to $.58 in the prior year period. For the nine months ended September 30, 2007, net income totaled $71,000 compared to $585,000 for the comparable period last year. Return on average equity and average assets for the nine months ended September 30, 2007 was .65% and .05%, respectively, compared to 4.99% and .41%, respectively, for the nine months ended September 30, 2006.

Net interest income totaled $2.72 million for the nine months ended September 30, 2007, compared to $3.24 million for the first nine months of 2006. The net interest margin decreased to 2.30% in the current nine month period compared to 2.77% a year ago. The net interest margin declined between the periods as the cost of interest-bearing liabilities increased faster than the yield on interest-earning assets in the rising interest rate environment

Non-interest income decreased by $342,000 due in part to a $177,000 decline in service fee income, primarily in accounts receivable and mortgage release service fees and a $126,000 decrease in income on the sale of real estate owned properties. In addition, the Company recorded a $39,000 gain on the sale of stock in the Bank’s data processing provider during the prior year period. Non-interest expense declined by $54,000 between the periods due to decreases in compensation and benefits of $58,000 and advertising costs of $91,000. Partially offsetting these decreases was a $56,000 increase in professional fees, discussed above.

Loan loss provisions totaled $86,000 in the current period compared to $213,000 in the year ago period. The prior year period includes the $108,000 of additional provision for establishing a loan loss reserve against a non-residential loan, discussed above.

Balance Sheet and Capital

Total assets of the Company decreased by $6.0 million to $176.3 million at September 30, 2007 from $182.3 million reported at December 31, 2006. The decrease in assets during the nine month period resulted from a slowdown in loan origination activity as the balance of net loans receivable declined to $145.6 million at September 30, 2007 from $150.7 million at December 2006. Due to decline in mortgage demand, loan originations decreased to $31.3 million for the nine months ended September 30, 2007 compared to $36.2 million during the prior year’s period while loan purchases also declined to $2.6 million in the nine month period compared to $7.5 million in the year ago period. Deposits decreased by $3.1 million to $121.7 million at September 30, 2007, with certificates of deposit balances declining by $1.8 million. The Company also repaid $4.1 million of borrowed money from the FHLB of Indianapolis.

During the first quarter of 2007, the Company repaid its $5.0 million trust preferred issued and replaced it with a new $3.0 million offering at a reduced rate and a $2.0 million borrowing that is scheduled to mature annually.

As of September 30, 2007, stockholders’ equity in AMB Financial Corp. totaled $14.1 million. During the current nine month period, the Company repurchased 26,997 shares of common stock at an average price of $15.57. The number of common shares outstanding at September 30, 2007 was 1,019,353 and the book value per common share outstanding was $13.80. The Bank’s tangible, core and risk-based capital percentages of 8.87%, 8.87% and 14.85%, respectively, at September 30, 2007 exceeded all regulatory requirements by a significant margin.

Non-performing assets decreased during the past three months to $3.24 million or 1.84% of total assets as of September 30, 2007 compared to $3.38 million or 1.94% of total assets at June 30, 2007. At December 31, 2006, non-performing assets totaled $3.76 million, or 2.06% of assets. Included in non-performing assets at September 30, 2007 is $504,000 in real estate owned consisting of one non-residential parcel of real estate owned totaling $404,000, and one two-unit parcel of real estate owned totaling $100,000. Both parcels are located in the Company’s market area and are valued at the lower of cost or managements’ estimate of net realizable value.

This news release contains various forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the company and the Bank. These estimates are subject to various factors that could cause actual results to differ materially from those estimates. These factors include, but are not limited to, (i) the effect that movements in interest rates could have on net interest income and loan repayments, (ii) changes in customer preference for our products and services, (iii) changes in national and local economic and market conditions, including prevailing real estate values, (iv) higher than anticipated operating expenses, (v) a lower level of or higher cost for deposits or a higher cost for borrowings than anticipated, (vi) changes in accounting principles, policies or guidelines, (vii) legislation or regulations adversely affecting the Bank or the company, and (viii) the success of the Company’s workout programs for troubled assets and (ix) competition.

American Savings, FSB is a federally chartered stock savings bank. The Bank is a community oriented institution offering a variety of traditional deposit and loan products. It operates three full services offices located in Dyer, Hammond and Munster, Indiana.

(Two pages of selected financial information are included with this release.)

AMB Financial Corp.
Selected Financial Condition Data
(In Thousands)

	Sept. 30	Dec. 31
	2007	2006
	(Unaudited)

Total assets	176,278	182,282
Loans receivable, net	145,569	150,701
Mortgage-backed securities	938	1,252
Investment securities and interest bearing deposits	7,850	10,772
Deposits	121,714	124,858
Borrowed money	32,187	34,318
Guaranteed preferred beneficial interest
in the Company's subordinated debentures	3,000	5,000
Stockholders' equity	14,068	14,661

Selected Operations Data
(In Thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2007	2006	2007	2006

Total interest income	$2,509	2,595	7,575	7,461
Total interest expense	1,586	1,508	4,855	4,219
Net interest income	923	1,087	2,720	3,242
Provision for loan losses	31	59	86	213
Net interest income after provision for loan losses	892	1,028	2,634	3,029
Non-interest income:
Fees and service charges	247	281	713	890
Rental Income	38	35	109	104
Gain (loss) on trading securities	(8)	18	2	3
Gain (loss) on sale of real estate owned	0	(3)	(94)	32
Loss from investment in joint venture	(18)	0	(45)	(36)
Gain on sale of other assets	15	0	18	39
Income from real estate held for development	(2)	0	34	92
Increase in cash surrrender value of life insurance	33	31	95	51
Other operating income	7	5	18	17
Total non-interest income:	312	367	850	1,192
Non-interest expense:
Staffing cost	552	563	1,686	1,744
Advertising	50	101	108	199
Occupancy and equipment costs	108	115	317	327
Data processing	123	114	379	361
Professional fees	125	64	307	251
Federal deposit insurance premiums	4	4	11	12
Other	246	212	621	589
Total non-interest expense	1,208	1,173	3,429	3,483
Income (loss) before income taxes	(4)	222	55	738
Income tax expense (benefit)	(8)	41	(16)	153
Net income	$4	181	71	585

Earnings per share
Basic	$0.00	$0.18	$0.07	$0.59
Diluted	$0.00	$0.18	$0.07	$0.58

AMB Financial Corp.
Selected Financial Ratios and Other Data
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Performance Ratios (annualized):
Return on average assets	0.01%	0.41%	0.05%	0.45%
Return on average equity	0.10	4.99	0.65	5.41
Average yield on interest-earning assets	6.50	6.62	6.40	6.38
Average cost of interest-bearing liabilities	4.08	3.86	4.09	3.62
Interest rate spread	2.42	2.76	2.31	2.76
Net interest margin	2.39	2.78	2.30	2.77
Efficiency ratio	97.77	80.69	96.05	79.24
Non-interest expense to average total assets	2.77	2.68	2.57	2.67
Average interest earning assets to average interest-bearing liabilities	.99x	1.01x	1.00x	1.01x

Weighted average common shares outstanding:
Basic	1,021,864	1,010,880	1,033,784	997,862
Diluted	1,026,272	1,017,900	1,039,087	1,004,237

	At	At	At
	Sept. 30	Dec. 31	Sept. 30
	2007	2006	2006

Quality Ratios:
Non-performing assets to total assets	1.84%	2.06%	1.64%
Allowance for loan losses to non-performing loans	32.29	25.65	41.19
Allowance for loan losses to loans receivable, net	0.60	0.45	0.45

Capital Ratios:
Stockholders' equity to total assets	7.98	8.04	8.41
Tangible capital ratio (Bank only)	8.87	8.74	9.10
Core captial ratio (Bank only)	8.87	8.74	9.10
Risk-based capital ratio (Bank only)	14.85	14.93	15.41
Average equity to average assets	8.09	8.28	8.28

Other Data:
Number of full service offices	3	3	3